MANHATTAN MINERALS CORP.

NEWS RELEASE

May 20, 2003	Toronto Stock Exchange
Trading Symbol: MAN

MANHATTAN CLOSES ON CDN $4.29 MILLION PRIVATE PLACEMENT

Manhattan Minerals Corp. (“Manhattan”) is pleased to announce that it has closed on its previously announced (April 17, 2003) private placement of units (the “Units”).  6,130,814 Units were sold at a price of Cdn$0.70 each, for gross proceeds of Cdn$4.29 million.  5,735,214 of the Units were sold on a brokered basis and 395,600 of the Units were sold on a non-brokered basis.  The price of the Units was at the closing price of the stock on the Toronto Stock Exchange on the day prior to the announcement of the offering.  Insiders (management and directors) purchased Cdn$ 139,420 of the Units.

Each unit is composed of one common share of Manhattan (each a “Common Share”) and one-half of one  common share purchase warrant (each whole warrant, a “Warrant”).  Each Warrant entitles the holder to purchase one Common Share at any time until May 16, 2004 at an exercise price of Cdn$0.75, and thereafter until May 16, 2005 at an exercise price of Cdn$0.85.

The net proceeds of the private placement received by Manhattan from the sale of the Units will be used for minerals exploration in northern Peru, the completion of the EIA review process which is currently underway, community relations activities in the region of Tambogrande, Peru, and for general working capital purposes.

Manhattan is engaged in the acquisition, exploration and development of natural resource properties.  Manhattan’s focus is in northern Peru, where its principal properties are located.  Manhattan’s current strategy is to resume advanced exploration drilling on its known targets in Peru and develop the Tambogrande Project.

The offered securities will not be registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the U.S. Securities Act.

This news release shall not constitute an offer to sell or an offer to buy the securities in any jurisdiction.

For further information please contact:

Lawrence Glaser

Chairman, President, and CEO

Tel: (604) 669-3397

www.manhattan-min.com

Note: The Company relies on litigation protection for forward-looking statements.

NOT FOR DISTRIBUTION TO U.S. WIRE SERVICES OR DISSEMINATION IN THE US.